Exhibit 11

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated August 14, 1996, accompanying the financial statements and financial highlights of Working Assets Money Market Portfolio, Citizens Income Portfolio, Citizens Index Portfolio, Citizens Emerging Growth Portfolio, Citizens Global Equity Portfolio, Muir California Tax-Free Income Portfolio, and E Fund, each a series of shares of beneficial interest of Citizens Trust, appearing in the Annual Report to Shareholders for the year ended June 30, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form n-1A and related Prospectus of Citizens Trust. We consent to the use of the aforementioned report and to the references to our Firm in the Registration Statement and Prospectus.



                                               TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
February 5, 1997